Exhibit (10n.-3)



                             SUMMARY OF COMPENSATION
                     ARRANGEMENTS FOR CHAIRMAN OF THE BOARD
                         MARCH 1, 2003-FEBRUARY 28, 2005



     On September 26, 2002, the Northwest Natural Gas Company Board of Directors approved the following compensation arrangements for Richard G. Reiten, Chairman of the Board, for his services as Chairman during the period beginning March 1, 2003 through February 28, 2005:

     o From March 1, 2003 through February 29, 2004, Mr. Reiten will receive $5,000 per month;

     o From March 1, 2004 through February 28, 2005, Mr. Reiten will receive $2,500 per month;

     o In the event that the Portland General Electric Company acquisition (or a similar transaction) should be presented during the period from March 1, 2003 through February 28, 2005, the chairman of the Organization and Executive Compensation Committee, in consultation with the Chief Executive Officer, is authorized to increase the monthly amount payable to Mr. Reiten by $5,000;

     o On March 1, 2003 and March 1, 2004, Mr. Reiten will receive payments in the amount of $10,000 each to cover club dues;

     o Mr. Reiten will be entitled to standard Board-approved cash and stock retainers and meeting fees, as well as office space, secretarial support and a Company vehicle or vehicle allowance; and

     o At the conclusion of the two-year term as Chairman of the Board, Mr. Reiten will continue as a member of the Board of Directors until he reaches the mandatory retirement age of 70.